PURCHASE AGREEMENT


With respect to its purchase of the initial interest in The Global Strategic Income Portfolio (the "Portfolio"), a New York Trust, The JPM Institutional Global Strategic Income Fund (the "Fund"), a series of The JPM Institutional Funds, a Massachusetts business trust (the "Trust"), hereby represents and warrants to the Portfolio as follows:

         1. That this purchase agreement (the "Agreement") shall be entered into for the benefit of the Portfolio, such benefit to be evidenced by the Portfolio's acceptance of the terms of this Agreement by signature inscribed at the end hereof,

         2. That the Fund hereby purchases the initial beneficial interest in the Portfolio by cash deposit of $100,000, determined at the net asset value of the initial interest.

         3. That the interest is being acquired for investment purposes and not with a view to the transfer thereof.

         4. As long as there is another investor in the Portfolio, the Portfolio will receive upon a redemption by FDI Distribution Services, Inc. (the purchaser of the Fund's initial shares) from the Fund a pro rata portion of the unamortized organization expenses of the Portfolio. The Fund agrees that if it withdraws any of the initial interest prior to the fifth anniversary of the commencement of investment operations of the Portfolio, the Fund will reduce the amount of its withdrawal from the Portfolio in an amount equal to the number resulting from multiplying the Portfolio's total unamortized organizational expenses by a fraction, the numerator of which is equal to the amount of initial interest redeemed by the Fund and the denominator of which is equal to the amount of such interest held by it outstanding as of the date of such withdrawal, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         5. That the Trust is authorized and otherwise duly qualified to purchase and hold the initial interest and to enter into this Agreement.

                                           THE JPM INSTITUTIONAL FUNDS
ATTEST:


                                        By: /s/ Richard W. Ingram
                                            Richard W. Ingram
                                            President and Treasurer
                                            Date: February 20, 1997
ACCEPTED BY:
                                            THE GLOBAL STRATEGIC INCOME
                                            PORTFOLIO
ATTEST:


                                        By: /s/ Joseph F. Tower
                                            Joseph F. Tower
                                            Vice President and
                                            Assistant Treasurer
                                            Date: February 20, 1997
JPM515C